Consent of Independent Accountants






We consent to the use of our report dated February 16, 1998, appearing in this Form 10-K of German American Bancorp, related to the consolidated balance sheet of CSB Bancorp as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the two years then ended (not presented herein).



/s/ Gaither Rutherford & Co., LLP
Gaither Rutherford & Co., LLP
March 26, 1999
Evansville, Indiana